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Exhibit 10.4.2

SECOND AMENDMENT TO LEASE AGREEMENT

        THIS SECOND AMENDMENT TO LEASE AGREEMENT ("Second Agreement") is made and entered into this 28th day of September, 2001, by and between Thomas J. Hilb, individually, and Thomas J. Hilb, as Trustee of the Connie Hilb Trust (hereinafter referred to as "Landlord") and Sport-Haley, Inc., a Colorado corporation (hereinafter referred to as "Tenant").

RECITALS

        A. On July 29, 1994, Landlord and Tenant entered into a Lease Agreement (the "Lease") relating to the lease of 66,640 square feet of the property located at 4600 East 48th Avenue, Denver, Colorado 80216 (the "Premises"). The Lease was amended by an Amendment to Lease Agreement dated January 12, 1996, under which Tenant exercised its option to lease an additional 15,860 square feet (the "Additional Space") within the building (the "First Amendment").

        B. Under paragraph 30 of the Lease, Tenant was granted an option to renew the Lease and Tenant desires to exercise said option to renew in accordance with the terms and conditions of the Lease and this Second Amendment.

        C. The parties desire to amend the Lease to provide for a renewal of the lease by Tenant for the original Premises (66,640 square feet) under the terms and provisions of the original Lease.

        D. Tenant desires to relinquish the Additional Space to Landlord.

        E. The parties desire to reduce their understanding to a written amendment to the Lease.

        F. Any capitalized terms not otherwise defined in this Second Amendment shall have the meanings provided in the Contract.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, together with the mutual promises contained herein, the parties hereto do hereby agree as follows:

        1.    The definition of Premises set forth in paragraph 1 of the Lease shall be the description of the Premises (66,640 square feet).

        2.    Tenant hereby exercises its option to renew pursuant to Section 30 of the Lease and the term of the Lease is hereby extended to twelve o'clock a.m. October 31, 2006 (the "Renewal Term") unless terminated soon as herein provided. Tenant hereby acknowledges that this is its final renewal option.

        3.    Paragraph 3 of the Lease is hereby deleted and replaced with the following:

    a.
    For the first three years of the Renewal Term, Tenant shall pay to Landlord the sum of $669,732.00 ($3.35 per square foot per annum) payable in equal monthly installments of $18,603.67 in advance, without notice, without any set-off or deduction whatsoever, commencing November 1, 2001, and on the first day of each month thereafter through and including October 1, 2004.

    b.
    For the fourth and fifth years of the Renewal Term, Tenant shall pay to Landlord the sum of $466,480.00 ($3.50 per square foot per annum) payable in monthly installments of 19,436.67 in advance, without notice, without any set-off or deduction whatsoever, commencing November 1, 2004, and on the first day of each month thereafter through and including October 1, 2006.

    c.
    Said Rental Payments shall be made at the office of said Landlord located at 4600 East 48th Avenue, Denver, Colorado 80216 or at such other place as Landlord may designate in writing from time to time. Said payments shall be in lawful money of the United States.

        4.    Tenant's Proportionate Share shall be eighty-one percent (81%), as set forth in the Lease Section 6 a (i).

        5.    The Tenant accepts the Premises in an "AS IS" condition. Tenant acknowledges and agrees that it shall not receive any Tenant finish allowance and that Landlord shall not make any improvements to the Premises. Notwithstanding the foregoing, Landlord shall repair the parking lot and shall repair problems with the gutters, roof or window caulking which result in leaks to the Premises. Landlord shall commence asphalt repair and seal coating of the parking lot including parking lot striping as per the existing parking lot layout. The repair and seal coating shall continue on an as needed basis throughout the Renewal Term. The seal coating of the parking lot must be performed during temperatures above 50° Fahrenheit. In the event the seal coating of the parking lot is not completed prior to October 15, 2001 the seal coating will not be commenced until April 2002. Following execution of this Second Amendment, Landlord shall commence the repair work of the parking lot and shall actively and diligently complete same to completion. Such repair and seal coating shall be to the reasonable satisfaction of Tenant.

        6.    Except as otherwise provided in this Second Amendment, the Lease is renewed for the Renewal Term on the same terms and conditions of the Lease, it being specifically intended that any amendments or modifications of the Lease made by the First Amendment are null and void and of no further force or effect.

        7.    Tenant shall deliver possession of the Additional Space to Landlord on November 1, 2001 in accordance with the provisions of the Lease as set forth in Section 16. Tenant hereby acknowledges that it has relinquished its option to Lease the Additional Space and may no longer exercise this option under Section 32 of the Lease.

        9.    Tenant hereby acknowledges and agrees that any new tenant leasing the west portion of the building may use the west side of the building for its signage. Landlord hereby agrees that the front of the building shall not be used by any new tenant's signage.

        8.    To the extent that any provisions contained in this Second Amendment are inconsistent with any of the terms and provisions of the Lease, the terms and provisions of this Second Amendment shall control.

        10.  This Second Amendment shall be construed in accordance with the laws of the State of Colorado.

        11.  This Agreement shall be binding on the heirs, successors, and assigns of the parties hereto.

        12.  Except as modified or amended by this Second Amendment, in all other respects the Lease shall remain the same.

        Executed as of the day and year first above written.

TENANT:
Sport-Haley, Inc., a Colorado corporation
By:	/s/ R G TOMLINSON Robert G. Tomlinson, CEO
LANDLORD:
/s/ THOMAS J. HILB Thomas J. Hilb, Individually
CONNIE HILB TRUST
By:	/s/ THOMAS J. HILB, TRUSTEE Thomas J. Hilb, Trustee

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  Exhibit 10.4.2
SECOND AMENDMENT TO LEASE AGREEMENT